Exhibit d.(iii).b(iii)

FORM OF

FOURTH AMENDMENT TO
SUB-SUBADVISORY AGREEMENT

This Fourth Amendment to the Sub-SubAdvisory Agreement by and between Schroder Investment Management North America Inc. (“SIMNA”) and Schroder Investment Management North America Limited (“SIMNA Limited”) is effective as of March 30, 2020.

WHEREAS, SIMNA and SIMNA Limited entered into a Sub-SubAdvisory Agreement dated as of October 19, 2016, as amended (the “Agreement”), with respect to the Hartford Schroders mutual funds (the “Mutual Funds”); and

WHEREAS, SIMNA and SIMNA Limited desire to amend Exhibit A to the agreement;

Now, therefore, in consideration of the mutual agreements contained herein (the receipt and adequacy of which are hereby acknowledged), the parties hereto agree as follows:

1.	Exhibit A to the Agreement is hereby deleted in its entitely and replaced with Exhibit A attached hereto.

2.	All other provisions of the Agreement remain unchanged.

IN WITNESS WHEREOF, the parties hereto execute this Amendment effective as of the date first set forth above.

Schroder Investment Management North America Inc.	Schroder Investment Management North America Limited

By:	By:
Name:	Name:
Title:	Title:

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT A

Compensation of SIMNA Limited

and

List of Funds

[REDACTED]

Fund	Registrant
Hartford Schroders Emerging Markets Equity Fund	The Hartford Mutual Funds II, Inc.
Hartford Schroders International Stock Fund	The Hartford Mutual Funds II, Inc.
Hartford Schroders International Multi-Cap Value Fund	The Hartford Mutual Funds II, Inc.
Hartford Schroders Tax-Aware Bond Fund	The Hartford Mutual Funds II, Inc.
Hartford Schroders Tax-Aware Bond ETF	Hartford Funds Exchange-Traded Trust
Hartford Climate Opportunities Fund	The Hartford Mutual Funds, Inc.
Hartford Schroders China A Fund	The Hartford Mutual Funds II, Inc.